Rule 424(b)(2)

File No. 333-33814

Pricing Supplement #109 dated November 12th, 2004
to the Prospectus Dated April 12, 2000
and Prospectus Supplement Dated October 21, 2003


Marshall & Ilsley Corporation
MiNotes SM

Due from 9 Months to 30 Years

Trade Date:	November 8, 2004

Issue Price:	100%

Original Issue Date:	November 12, 2004

Principal Amount:	$35,000

Maturity Date:	November 16, 2009

Interest Rate: 3.50%


Interest Payment Dates: 12/15/04 & Monthly thereafter


Purchasing Agent acting as Principal: Merrill Lynch & Co.


Purchasing Agent Commission: 1.00%

Proceeds Before expenses: 99.00% ($34,650.00)


Survivor's Option: Yes


Redemption or Repayment: At Maturity


Redemption/Repayment Terms: Not Applicable



Minimum Denomination: $1,000 minimum investment with increments of $1,000

CUSIP No.: 57183MER7


Original Issue Discount: No

Notes:
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only Merrill Lynch DTC Participant Number: 161